Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
2200 E. Golf Road

Des Plaines, IL 60016-1267

www.unitedstationers.com

Richard W. Gochnauer

President and Chief Executive Officer

or

Kathleen S. Dvorak

Sr. Vice President and Chief Financial Officer

United Stationers Inc.
(847) 699-5000

FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS 2004 RESULTS
AND COMPLETES REVIEW OF CANADIAN DIVISION

DES PLAINES, Ill., Feb. 10, 2005 — United Stationers Inc. (NASDAQ: USTR) reported net sales for the year ended December 31, 2004, of $4.0 billion, up 3.7% from $3.8 billion in the prior year.  Net income for 2004 was $90.0 million, a 23.2% increase from $73.0 million in 2003. Diluted earnings per share for 2004 were $2.65, up 21.6% compared with $2.18 in 2003.

Results for 2004 were negatively impacted by a write-off of approximately $13.2 million ($8.3 million after tax, or $0.24 per diluted share) related to supplier allowances, customer rebates and trade receivables, inventory and other items associated with the Company’s Canadian division. The write-off relates to amounts that were either incorrectly accrued or overaccrued, or that had become uncollectible. The write-off includes items related to prior periods of approximately $6.7 million ($4.2 million after tax, or $0.12 per diluted share), based on prior period exchange rates and tax rates. During 2003, the Company recorded a loss on early retirement of debt of $6.7 million ($4.2 million after tax, or $0.12 per diluted share), and a cumulative effect of a change in accounting principle of $6.1 million after tax, or $0.19 per diluted share.

Excluding the charges taken in 2004 related to prior periods and the abovementioned 2003 charges, net income for 2004 was $94.1 million, or $2.77 per diluted share, compared with $83.3 million, or $2.49 per diluted share, in 2003. As so adjusted, this represents an 11.2% increase on a diluted-share basis. A reconciliation of these items to the most comparable measures under generally accepted accounting principles (GAAP) is presented at the end of this release.

Gross margin as a percent of sales for 2004 was 14.6%, flat with the prior year.  Operating expenses in 2004 totaled $433.0 million, or 10.9% of sales, compared with $414.9 million or 10.8% in 2003. Operating margin was 3.7% for 2004, compared with 3.8% in 2003.

Cash Flow and Debt Reduction

Net cash provided by operating activities for the years ended December 31, 2004 and 2003, totaled $47.0 million and $167.7 million, respectively. Net cash provided by operating activities, excluding the effects of receivables sold, totaled $78.5 million in 2004, compared with $122.7 million in 2003.  The 2004 cash flow benefited from higher earnings offset by forward inventory purchases in advance of product cost increases. Cash flow for 2003 benefited from reduced working capital requirements compared to the prior year. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

Total debt and securitization financing declined during 2004 by approximately $30.8 million, to $136.5 million. Earnings, working capital efficiency and lower capital spending helped reduce debt levels and funded share repurchases and year-end inventory investments. Debt to total capitalization (adjusted to include the securitization financing) was 15.7% at December 31, 2004, compared with 19.9% in the prior year. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this release.

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Review of Canadian Division

As previously announced, in October 2004 the Company began conducting a review of supplier allowances and other items at its Canadian division.  This included a detailed review of the Canadian division’s financial records by the Company’s U.S. headquarters accounting staff.  In addition, the Company’s Audit Committee, with the assistance of outside counsel and forensic accounting experts, conducted an investigation of transactions with customers and suppliers, related accounting entries and allegations of misconduct at the Canadian division.

Both the accounting review and the Audit Committee investigation are now complete. The Company has determined that the Canadian division incorrectly accounted for certain items primarily during 2003 and 2004, including accruing supplier allowances that it did not qualify for under the terms of its supplier agreements, failing to timely write off anticipated supplier allowances and other receivables that, although properly accrued initially, were no longer collectible, and failing to properly record customer returns and make other adjustments to inventory balances required under generally accepted accounting principles.

The Audit Committee’s investigation found no evidence that management in the United States had knowledge of, or involvement in, improper activities at the Canadian division.  The investigation did reveal, however, evidence of fraud by personnel at the Canadian division, involving improper and fictitious sales transactions, including sale and buyback transactions, and other accounting improprieties. Revenues from sale and buyback transactions totaling $4.6 million were reversed on the Company’s books in the fourth quarter of 2004.  The investigation concluded that these activities were undertaken to improve the apparent financial performance of the Canadian division.

In early November 2004, the Company replaced certain members of management at the Canadian division.  In addition, the Company has held discussions with the suppliers that were impacted and has resolved historical issues related to the Canadian division.

“We are extremely disappointed by the developments at the Canadian division, which do not reflect the values and integrity with which United Stationers conducts business.  Once we became aware of the issues at the Canadian division, we immediately began taking remedial steps. We are now working to reinforce a culture of execution and accountability based on strong underlying values throughout our organization, and we are taking appropriate actions to help ensure that this situation does not recur,” stated Richard W. Gochnauer, president and chief executive officer.

Strengthening Controls Both Within and Over Our Canadian Division

As a result of these developments, the Company identified several internal control deficiencies with respect to the Canadian division relating to: the design and operating effectiveness of controls over receivables from suppliers for various supplier allowance programs at the division, including recording receivables without adequate documentation and failing to reconcile receivables with the terms of the underlying supplier contracts; certain amounts recorded which were determined to be in error; inadequate reviews of various receivables balances for collectibility; and the failure to timely reconcile balance sheet accounts.

In addition to replacing management at the Canadian division, the Company has taken a number of other actions to address these deficiencies, including: reorganizing the Canadian division to promote segregation of duties and conformity with overall corporate policies and procedures; changing the internal reporting structure so that accounting personnel at the Canadian division report directly to the Company’s accounting department in the United States, with stronger oversight for all other functional areas by their U.S. counterparts; improving formal Canadian division policies, processes and procedures, and supporting documentation requirements, including those relating to supplier allowances estimates and recoveries and timely account reviews and reconciliations; and establishing additional monitoring controls over the Canadian division, including those relating to the establishment and review of supplier and customer rebate accruals and accounting for non-routine transactions.

Fourth-Quarter Results

Net sales for the fourth quarter of 2004 were $1.0 billion, up 6.9% compared with sales of $942.6 million for the fourth quarter of 2003.  In addition, the fourth quarter of 2004 had one fewer workday.  Net income for the latest quarter was $19.2 million, compared with $21.9 million in the same period last year.  Diluted earnings per share for the 2004 quarter were $0.57, compared with $0.64 in the prior-year quarter.

Results for the fourth quarter of 2004 were adversely affected by a write-off of $7.6 million ($4.8 million after tax, or $0.14 per diluted share), related to the Canadian division, including approximately $5.1 million ($3.1 million after tax, or $0.09 per diluted share) related to prior periods.  This was in addition to a $5.6 million ($3.4 million after tax, or $0.10 per diluted share) write-off related to the Canadian division recorded by the Company in the third quarter of 2004, which included $4.3 million ($2.6 million after tax, or $0.08 per diluted share) related to prior periods.

Gross margin as a percent of sales for the fourth quarter of 2004 was 13.8%, compared with 15.0% in the prior-year period. Gross margin in the quarter was impacted by: more competitive pricing for key category initiatives which also drove improved sales growth, and the write-off related to the Canadian division.  These unfavorable impacts were partially offset by increased leverage of occupancy costs resulting from higher sales.

Operating expenses for the fourth quarter of 2004 were $109.6 million, or 10.9% of sales, compared with $104.2 million, or 11.0% of sales, in the same period last year.  Operating expenses in 2004 were favorably affected by increased leverage of fixed costs resulting from higher sales. Operating expenses in the fourth quarter of 2004 were unfavorably affected by incremental costs associated with the review of the Company’s Canadian division. The operating margin for the latest three months was 2.9%, compared with a 4.0% operating margin in the same quarter of 2003.

2005 Outlook

“2004 was a year of tremendous accomplishment for United Stationers,” said Gochnauer. “Unfortunately, our positive efforts were overshadowed by the situation at our Canadian division.  Our achievements in 2004 include: exceeding our goals for War on Waste (WOW) in such areas as warehouse productivity and delivery cost reductions; introducing new product categories and services though our category management teams; and continuing strong performance of our Lagasse division. The momentum from these achievements provides the platform that should allow us to continue to improve our operating performance.”

“Sales for January 2005 were up approximately 9% over January 2004. It is our current sales momentum, combined with the ongoing success of our WOW efforts, that bring us into 2005 with renewed enthusiasm.  Our long term goals continue to be to achieve sales growth of 6% to 9% and to produce annual earnings per share growth of 12% to 15% over the prior year.”

“We expect 2005 will be a year of substantial investment in IT systems improvements and infrastructure, so we anticipate net capital spending will be approximately $30 million.  We continue to look for ways to increase productivity, improve service to our customers, drive waste from our cost structure and reinvest cost savings and margin dollars in our business, with the goal of accelerating sales and earnings growth in the coming years. We believe 2005 will be another year of significant achievement for United Stationers,” Gochnauer concluded.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, February 11, at 9:00 a.m. CT, to discuss 2004 results. To participate, callers within the U.S. and Canada should dial (888) 396-2386 and international callers should dial (617) 847-8712 approximately 10 minutes before the presentation.  The passcode is “63990620.”  To listen to the Webcast via the Internet, participants should visit the Investor Information section of the Company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the Company’s ability to effectively manage its operations and to implement general cost-reduction initiatives; the Company’s reliance on key suppliers and the impact of fluctuations in their pricing; variability in supplier allowances and promotional incentives payable to the Company, based on inventory purchase volumes, attainment of supplier-established growth hurdles and supplier participation in the Company’s annual and quarterly catalogs and other marketing programs, and the impact they have on the Company’s gross margin; the Company’s ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the Company’s product offerings and sales mix and, in turn, on customer rebates payable, and supplier allowances earned, by the Company and on the Company’s gross margin; increases in customers’ manufacturer direct purchases; competitive activity and pricing pressures; reliance on key management personnel; the Company’s ability to implement, timely and effectively, improved internal controls in response to conditions previously or subsequently identified at the Company’s Canadian division or otherwise, in order to maintain on an ongoing basis an effective internal control environment in compliance with the Sarbanes-Oxley Act of 2002; the Company’s ability to effectively integrate any acquisitions; acts of terrorism or war; and prevailing economic conditions and changes affecting the business products industry and the general economy.  For additional information on these and other factors, please see the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking information contained in this news release.  The information in this news release is given as of this date only, and the Company undertakes no obligation to revise or update it.

The Company’s common stock trades on The NASDAQ Stock Market® under the symbol USTR.

Company Overview

United Stationers Inc., with 2004 sales of $4.0 billion, is North America’s largest broad line wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution systems make more than 40,000 items available to approximately 15,000 resellers. United is able to ship products within 24 hours of order placement because of its 35 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, and two distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the Company an average order fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net sales	$1,007,813	$942,606	$3,991,190	$3,847,722
Cost of goods sold	868,719	800,903	3,408,974	3,287,189
Gross profit	139,094	141,703	582,216	560,533

Operating expenses:
Warehousing, marketing and administrative expenses	109,611	104,205	433,027	414,917

Income from operations	29,483	37,498	149,189	145,616

Interest expense, net	950	954	2,901	6,492

Loss on early retirement of debt	—	—	—	6,693

Other expense, net	1,093	1,180	3,488	4,826

Income before income taxes and cumulative effect of a change in accounting principle	27,440	35,364	142,800	127,605

Income tax expense	8,192	13,441	52,829	48,495

Income before cumulative effect of a change in accounting principle	19,248	21,923	89,971	79,110

Cumulative effect of a change in accounting principle, net of tax benefit of $3,696	—	—	—	6,108

Net income	$19,248	$21,923	$89,971	$73,002
Net income per common share – diluted:
Income before cumulative effect of a change in accounting principle	$0.57	$0.64	$2.65	$2.37
Cumulative effect of a change in accounting principle	—	—	—	(0.19)
Net income per common share – diluted	$0.57	$0.64	$2.65	$2.18
Weighted average number of common shares – diluted	33,808	34,364	33,985	33,439

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$15,719	$10,307
Accounts receivable, net	178,644	195,433
Retained interest in receivables sold, net*	227,807	153,722
Inventories	608,549	539,919
Other current assets	18,623	25,943
Total current assets	1,049,342	925,324

Property, plant and equipment, net	151,848	157,716
Goodwill, net	184,222	182,474
Other	21,828	29,496
Total assets	$1,407,240	$1,295,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$402,794	$357,961
Accrued liabilities	140,558	135,604
Deferred credits	47,518	44,867
Current maturities of long-term debt	—	24
Total current liabilities	590,870	538,456

Deferred income taxes	20,311	21,624
Long-term debt	18,000	17,300
Other long-term liabilities	46,856	44,652
Total liabilities	676,037	622,032

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued – 37,217,814 shares in 2004 and 2003	3,722	3,722
Additional paid-in capital	337,192	329,787
Treasury stock, at cost – 4,076,432 shares in 2004 and 3,314,347 shares in 2003	(119,435)	(82,863)
Retained earnings	520,608	430,637
Accumulated other comprehensive loss	(10,884)	(8,305)
Total stockholders’ equity	731,203	672,978
Total liabilities and stockholders’ equity	$1,407,240	$1,295,010

* The December 31, 2004 and 2003 accounts receivable balances do not include $118.5 million and $150 million, respectively, of accounts receivable sold through a securitization program.

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended
	December 31,
	2004	2003
Cash Flows From Operating Activities:
Net income	$89,971	$73,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,164	29,149
Amortization of capitalized financing costs	648	3,284
Loss (gain) on the disposition of plant, property and equipment	114	(86)
Cumulative effect of a change in accounting principle, net of tax	—	6,108
Write down of assets held for sale	300	1,290
Deferred income taxes	(181)	(4,244)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	16,927	(37,028)
(Increase) decrease in retained interest in receivables sold, net	(74,085)	37,919
(Increase) decrease in inventory	(68,201)	25,974
(Increase) decrease in other assets	(3,745)	2,056
Increase in accounts payable	44,743	23,495
Increase in accrued liabilities	8,532	2,961
Increase in deferred credits	2,651	118
Increase in other liabilities	2,204	3,669
Net cash provided by operating activities	47,042	167,667

Cash Flows From Investing Activities:
Capital expenditures	(19,722)	(14,552)
Proceeds from the disposition of property, plant and equipment	10,003	3,621
Net cash used in investing activities	(9,719)	(10,931)

Cash Flows From Financing Activities:
Retirements and principal payments of debt	(24)	(204,425)
Net borrowings under revolver	700	10,500
Issuance of treasury stock	9,635	35,059
Acquisition of treasury stock, at cost	(40,908)	—
Payment of employee withholding tax related to stock option exercises	(1,435)	(5,550)
Net cash used in financing activities	(32,032)	(164,416)

Effect of exchange rate changes on cash and cash equivalents	121	561
Net change in cash and cash equivalents	5,412	(7,119)
Cash and cash equivalents, beginning of period	10,307	17,426
Cash and cash equivalents, end of period	$15,719	$10,307

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Net Income and Diluted EPS Excluding Charges (Net of Tax)

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$19,248	$21,923	$89,971	$73,002
Add: Prior period adjustment related to the Canadian division	3,133	—	4,154	—
Loss on early retirement of debt	—	—	—	4,150
Cumulative effect of a change in accounting principle	—	—	—	6,108
Net income excluding charges	$22,381	$21,923	$94,125	$83,260

Diluted earnings per share under GAAP	$0.57	$0.64	$2.65	$2.18
Add: Prior period adjustment related to the Canadian division	0.09	—	0.12	—
Loss on early retirement of debt	—	—	—	0.12
Cumulative effect of a change in accounting principle	—	—	—	0.19
Diluted EPS excluding charges	$0.66	$0.64	$2.77	$2.49
Weighted average number of common shares – diluted	33,808	34,364	33,985	33,439

Note: Adjusted net income and diluted EPS are provided as an additional financial measure.  Generally Accepted Accounting Principles require that the prior period adjustment, loss on early retirement of debt and the cumulative effect of a change in accounting principle be recorded as a reduction in net income. The Company believes, for comparative purposes, it is helpful to provide readers of its financial statements with adjusted net income and diluted EPS, which exclude these items.

Debt to Total Capitalization

(dollars in thousands)

	December 31,
	2004	2003	Change
Current maturities of long-term debt	$—	$24	$(24)
Long-term debt	18,000	17,300	700
Accounts receivable sold	118,500	150,000	(31,500)
Total debt and securitization (adjusted debt)	136,500	167,324	(30,824)
Stockholders’ equity	731,203	672,978	58,225
Total capitalization	$867,703	$840,302	$27,401

Adjusted debt to total capitalization	15.7%	19.9%	(4.2)%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the Company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the Company considers accounts receivables sold to be a financing mechanism. The Company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Net Capital Spending

(in thousands)

	For the Three Months Ended December 31,		For the Years Ended December 31,		Forecast Year Ending December 31,
	2004	2003	2004	2003	2005
Capital expenditures	$9,064	$4,959	$19,722	$14,552	N/A
Proceeds from the disposition of property, plant and equipment	(33)	(10)	(10,003)	(3,621)	N/A

Net cash used in investing activities	9,031	4,949	9,719	10,931	N/A
Capitalized software	1,475	1,619	3,659	3,348	N/A

Net capital spending	$10,506	$6,568	$13,378	$14,279	$30,000

Note: Net capital spending is provided as an additional measure of investing activities.  The Company’s accounting policy is to include capitalized software in “Other Assets.”  Generally Accepted Accounting Principles require that “Other Assets” be included on the cash flow statements under the caption “Net Cash Provided by Operating Activities.”  Internally, the Company measures cash used in investing activities including capitalized software. The Company believes that it is helpful to provide readers of its financial statements with this same information.

Adjusted Cash Flow

(in thousands)

	For the Years Ended December 31,
	2004	2003
Cash Flows From Operating Activities:
Net cash provided by operating activities	$47,042	$167,667
Excluding the change in accounts receivable sold	31,500	(45,000)
Net cash provided by operating activities excluding the effects of receivables sold	$78,542	$122,667

Cash Flows From Financing Activities:
Net cash used in financing activities	$(32,032)	$(164,416)
Including the change in accounts receivable sold	(31,500)	45,000
Net cash used in financing activities including the effects of receivables sold	$(63,532)	$(119,416)

Note: Adjusted cash provided by operating activities is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the Company’s receivables securitization program be reflected within operating cash flows.  Internally, the Company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The Company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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